EXHIBIT 99.1

Press Release	For More Information Contact:
For Immediate Release	Nils Erdmann	Investor Relations
Pixar Animation Studios
(510) 752-3374

	John Buckley	Brainerd Communicators (212) 986-6667

Pixar Updates Second Quarter Financial Guidance

EMERYVILLE, CA - (June 30, 2005) Pixar Animation Studios (Nasdaq: PIXR) today announced an update to its fiscal second quarter 2005 guidance. Following a review of the most current domestic and international home video sales data for The Incredibles, the company is updating its second quarter home video projections to increase its reserves for returns. As a result, Pixar is modifying its earlier projection of roughly $0.15 per diluted share for the quarter ending July 2, 2005, to approximately $0.10 per diluted share, which equates to around a $6 million difference in net income.

“The Incredibles is the best-selling home video title of 2005 to date, and we continue to expect it to generate home video revenues similar to Monsters, Inc.,” said Pixar CEO Steve Jobs. “But based on the most recent sell-through information, we have opted to be more cautious with respect to our second quarter home video reserves.”

The company will discuss its revised projections for its second quarter during a conference call to be held today, June 30 2005, at 4:30 p.m. EDT, 1:30 p.m. PDT. The call, hosted by Pixar’s Chairman and Chief Executive Officer, Steve Jobs, and Executive Vice President and Chief Financial Officer, Simon Bax, can be accessed by dialing (866) 802-4324 (U.S.) or (703) 639-1321 (Int’l) approximately 10 minutes prior to the start time. A replay of the call will be provided through Thursday, July 7, 2005 until midnight EDT, 9:00 p.m. PDT. To access the replay, please call (800) 475-6701 (U.S.) or (320) 365-3844 (Int’l) and reference the access code: 788357.

Pixar will also provide live audio streaming of this conference call. The webcast will be accessible through Pixar’s web site at http://www.pixar.com/investor/index.html.

About Pixar Animation Studios

Pixar Animation Studios combines creative and technical artistry to create original stories in the medium of computer animation. Pixar has created six of the most successful and beloved animated films of all time: Toy Story, A Bug’s Life, Toy Story 2, Monsters, Inc., Finding Nemo and The Incredibles. Pixar has won 18 Academy Awards® and its six films have grossed more than $3.2 billion at the worldwide box office to date. The Northern California studio will release its next film, Cars, on June 9, 2006.

This release contains forward-looking information regarding Pixar’s expected earnings per share for the second quarter of 2005, as well as the targeted release date for Pixar’s next film, and actual results may differ materially. Factors that could cause actual second quarter results to differ include, but are not limited to: (1) potential discrepancies between management’s estimates based on currently available information and the final operating results for the second quarter of fiscal 2005; (2) possible accounting entries and adjustments that may be made to Pixar’s financial statements as part of the close of the books for the second quarter of fiscal 2005; (3) the timing and amount of worldwide revenues and distribution costs from The Incredibles, Finding Nemo and other titles in Pixar’s film library; (4) the timing, accuracy, and sufficiency of the information the company receives from Disney to determine revenues and associated gross profits; (5) the timing and amount of non-film related revenues and expenses; (6) the accuracy of assumptions and judgments used to estimate certain revenues and associated gross profits; (7) the market price of Pixar’s common stock and related volatility; and (8) external economic and political events that are beyond the company’s control. Factors that could cause delays in the release of Cars include, but are not limited to: (1) the uncertainties related to production delays; (2) financing requirements or other marketing or distribution factors; (3) personnel availability; (4) external socioeconomic and political events; and (5) the release dates of competitive films. Please refer to Pixar’s 2004 Form 10-K and 2005 First Quarter Form 10-Q, particularly the sections on risks, for additional information concerning these and other factors that could cause actual results to differ.